                                                                    EXHIBIT 10.8


                      AGREEMENT FOR THE SALE OF SHARES IN
                           RIJNHOUT FOOD GROUP B.V.

The undersigned:

1. The private company with limited liability HOUDSTERMAATSCHAPPIJ C.J. RIJNHOUT B.V., established in Zwijndrecht but maintaining offices in 2291 XJ Barendrecht at Dierensteinweg 14a, represented in this matter by its sole director Mr C.J. Rijnhout, hereinafter referred to as the Seller,

and

2. INTERNATIONAL PRODUCE HOLDING COMPANY, a company incorporated and existing under the laws of the State of Delaware (USA), established in and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801
     (USA) represented in this matter by Mr. Carlos Herrera, hereinafter referred to as the Buyer,

WHEREAS:
-------

The Seller is holder of all the issued shares, consisting of 40 (forty) shares, each with a nominal value of Hfl. 1,000.00, numbered 1 to 40 inclusive, in the capital of the private company with limited liability RIJNHOUT FOOD GROUP B.V. (hereinafter referred to as "the Company"), established in Zwijndrecht but maintaining offices in Barendrecht.

The Company is in turn the sole shareholder of its operating companies, these being (a) the private company with limited liability KONINKLIJKE EXPORTHANDEL JAC. VAN NAMEN & ZONEN B.V. and (b) the private company with limited liability RIJNHOUT GROENTEN B.V. (hereinafter referred to as "the Operating Companies"), both operating companies also established in Zwijndrecht but maintaining offices in Barendrecht. The Company and the Operating Companies are hereinafter jointly referred to as "the Companies".

The Seller wishes to sell and transfer ownership of 51% of the issued share capital of the Company to the Buyer and the Buyer wishes to purchase and acquire ownership of 51% of the shares in the issued capital of the Company. The said 51% of the shares is in the issued capital of the Company are hereinafter referred to as "the Shares".

Parties have reached agreements on the conditions under which the purchase and sale of the Shares shall take place.

Parties wish to make the following written record of the agreement reached.

HAVE AGREED AS FOLLOWS:
----------------------

Article 1 (purchase and sale)
---------

1. The Seller hereby sells the Shares to the Buyer and the Buyer purchases the Shares from the Seller. The purchase and sale of the Shares shall take place with all rights attached thereto. The Shares shall be for the account and risk of the Buyer from 1 January 1996.



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                                      -2-


2. The transfer of the Shares by the Seller to the Buyer shall take place by virtue of the execution of the Deed of Transfer, also including acknowledgement of this transfer by the Company, before Mr. L.E.H.M. Vinken, civil law notary in Hendrik Ido Ambacht, or his deputy at latest three days after the Ministry of Justice approved the amendment of the articles of association mentioned hereafter.

     The date of transfer is hereinafter referred to as the "Transfer date". The draft of the Deed of Transfer is attached to this agreement as Appendix I.

3. Because the division of the share capital in coupons makes the transfer of exactly 51% of the issued share capital impossible, the Seller shall amend the articles of association before the transfer to the effect that the authorized capital of the Company shall be divided into 20,000 (twenty thousand) shares each with a nominal value Hfl. 10, of which 4,000 (four thousand) shares each with a nominal value of Hfl. 10 shall be issued after the amendment of the articles of association, so that pursuant to this agreement the Seller shall transfer 2,040 (two thousand and forty) shares with a nominal value of Hfl. 10.-in the issued capital of the Company.

4. On the Transfer Date the Seller shall hand over to the Buyer a copy of the register of shareholders of the Company and copies of the registers of shareholders of the Operating Companies.

Article 2 (purchase price and repayment of current account)
---------

1. The purchase price of the shares shall be paid by the Buyer to the Seller in installments and the total amount shall in part depend on the profits achieved in the years 1996, 1997, 1998 and 1999, whereby in this context profit is defined as the profit before tax and interest as reported in the annual accounts of the Company as adopted and including an auditor's statement approving them. The profits as so defined shall hereinafter be referred to as "EBIT". The purchase price shall be made up and determined as follows:

     a. On the passing of the Deed of Transfer, Buyer shall make a payment to the Seller of Hfl. 2,509,200 (in words: two million five hundred and nine thousand and two hundred guilders) on such account as shall be designated by the notary.

     b. Subsequently, four annual installments of Hfl. 418,200 (in words: four hundred and eighteen thousand and two hundred guilders) will be paid, which may, however, be increased or lowered depending on the EBIT achieved in the year concerned. If the EBIT, as reported in the annual accounts, including an auditor's statement approving them, is equal in the years 1996, 1997, 1998 and 1999 to the average EBIT in the years 1993, 1994 and 1995, that is Hfl. 1,870,000 (in words: one million eight hundred and seventy thousand guilders -hereinafter referred to as the "Target EBIT"), in the year concerned the said amount of Hfl. 418,200 shall be paid. If, however, the EBIT for any of the said years is lower or higher than the said Target EBIT the amount of Hfl. 418,200 to be paid for the year concerned shall be increased or decreased in proportion, with the understanding, however, that the amount to be paid by the Buyer in

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                                      -3-

          any year shall never be more than Hfl. 836,400. (Example: Assume EBIT for 1996 is Hfl. 2,000,000.- The installment for the year 1996 is then 2,000,000/1,870,000 x 418,200 = 447,273). Seller shall never have the obligation to pay back any part of the purchase price, even if the EBIT of the respective year should be negative.

     c. Each of the installments referred to in b. shall be paid by the Buyer to the Seller within fourteen days after the general meeting of shareholders of the Company has adopted the annual accounts for the year concerned, on such account as shall be designated by the Seller.

          To secure the obligation of the Buyer to pay the said installments on behalf of Seller a right of pledge will be established on 80 shares to be acquired by the Buyer on the Transfer Date. Buyer will retain the voting rights on the shares to be pledged.

     d. Changes to the principles of valuation and the methods of determining the results in the annual accounts shall be eliminated for the purposes of determining the EBIT.

     e. The current account arrangement between Seller and the Company shall be terminated as of the date of Transfer. Before the transfer of the shares takes place, Seller shall give Buyer a statement of the amount he owes on the basis of this current account arrangement to the Company (including the interest at 6% per annum to be calculated from 1 January 1996). Parties will request the Notary to use (part of) the purchase price to repay the amount of money Seller owes to the company. As far as required Seller hereby gives full and irrevocable power of attorney to Buyer to instruct the notary in this matter.

     f. If the Companies' agent in North America, Mrs. Honingberg, solely and exclusively because of the closing of this Agreement, terminates her agreements with the Companies, and such termination has a negative effect on the North American revenues (considering such revenues as the average of the years that ended December 31, 1993, 1994 and 1995), which cannot be compensated by any other agreement or business combination in such territory, and consequently the Target EBIT for 1997 can not be reached, then such negative effect shall not be considered for purposes of determination of the Target EBIT.

Article 3 (Management)
---------

1. From the Transfer Date the Board of Managing Directors of the Company shall consist of the following persons:

     - Mr. C.J. Rijnhout
     - Mrs. A.N.E. Ros-Bank
     - Mr. Th. C. Slijkerman.

     Contracts of employment/management have been concluded with said persons, copies of which employment/management contracts are attached to this deed as appendices 2, 3 and 4. On the Transfer Date - after the Transfer of the Shares took place - a general meeting of shareholders of the Company shall be held at which meeting Mr. Th. C. Slijkerman shall be appointed a (managing) director of the Company.

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                                      -4-

2. As Appendices 5a and 5b to this deed, declarations are attached from Mr. Th. C. Slijkerman and J.L. van de Heuvel, who are currently entered in the commercial register as members of the Supervisory Board of Koninklijke Exporthandel Jac. van Namen & Zonen B.V. to the effect that they shall resign as members of the Supervisory Board with effect from the date of transfer of the shares and that they have no further claim of the Company arising from the performance of their duties or their resignations. The parties herewith discharge Mr. Slijkerman and Mr. van den Heuvel from their duties in their capacity as supervising director as from the date of their resignation.

3. New provisions regarding the powers of the directors, the appointment of a Supervisory Board and its powers shall be drawn up in accordance with the model attached to this deed as Appendix 6. Seller and Buyer have agreed that the Supervisory Board shall consist of three members, two of whom shall be appointed by the Buyer and one by the Seller. Furthermore, the provision in the articles of association that a member of the board can only be dismissed by two thirds of the votes (Article 17, paragraph3) shall be scrapped.

     Seller shall ensure that the articles of association of the Company are amended in accordance with this article prior to the transfer of the shares.

Article 4 (warranties and liability)
---------

1. The Seller warrants to the Buyer that the declarations included in Appendix 7 ("warranties") are completely accurate on the Date of Transfer.


2. The investigations conducted by the Buyer and the information given by the Seller to the Buyer shall in no way act to discharge the Seller from his obligations under the warranties unless this is explicitly stipulated in this agreement and the accompanying appendices.

3. In the event of infringement by the Seller of one or more warranties under this agreement or in the event that the Seller is in breach of other obligations under this agreement, the Seller shall be liable towards the Buyer for any resulting damage, including the costs reasonably incurred by the Buyer and/or Companies in respect thereof and the statutory interest to be calculated from the Transfer date, all this without prejudice to any other rights which the Buyer may have by reason of such an infringement. Any such damages and costs shall be treated as a correction of the purchase prices for the Shares.

4. The following restriction shall applly with respect to the damages by reason of breach of the warranties.

     The Seller is only liable if the damage after the deduction of unprecedented advantages not shown in the Transfer Account, exceeds a total of Hfl. 55,000.-. If that is the case, the Seller is then liable for the full amount (therefore not only for the excess amount).


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                                      -5-

5. Without prejudice to the provisions of sub-section 6 of this article, the liability of the Seller for infringements from the Transfer Date shall apply:

     a. for an unlimited period with respect to the warranties given in Appendix 7, numbers 1, 2 and 7;
     b. with respect to the guarantees relating to taxes and social security contributions (Appendix 7, number 5) for such period as the relevant authorities can still impose (supplementary) demands for the period prior to the Transfer Date, plus 1 year after the end of said period;
     c. up to 36 months after the Transfer Date with respect to the other warranties in Appendix 7, unless otherwise stipulated there.


6. The restriction of the liability as referred to in sub-sections 4 and 5 of this article shall, however, not apply if the inaccuracy of the relevant warranties on the Transfer date was known to the Seller or could reasonably have been known to the Seller.

7. In the event of an infringement, the Buyer shall notify in writing by registered mail the Seller thereof as soon as possible. The Buyer shall then be free, if a fact proves to be other than was guaranteed on the basis of more than one warranty, to decide which warranty he shall invoke. The Seller has the right - at his own expense - to raise a defence against claims the absence of which is warranted in this agreement.


Article 5 (indemnity)
---------

1.   The Seller shall indemnify the Buyer and the Companies against:

     a. all claims which arise from the obligations of the Companies by virtue of the warranties provided by them or sureties given by them with respect to, or liabilities accepted by them or arising from law (whether or not jointly and severally) for obligations (including: fiscal liabilities) of third parties, all this is so far as no adequate provision has been made for them in the Transfer Account as of 31 December 1995.

     b. Claims of third parties arising from obligations entered into in the past by the Companies together with the third parties as referred to under a. above, all in so far as no provisions has been made for them in the Transfer Account as of 31 December 1995.

2. As Appendix 8 to this deed shall be attached a declaration by ING Bank N.V. to the effect that this bank shall not avail of its power to terminate the credit relationship with the Companies as a sole result of the transfer of the Shares by the Seller to the Buyer and that it releases the Companies from the joint and several liability for the Seller's debts to the bank.

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                                      -6-

Article 6 (non-competition and confidentiality clause)
---------

1. The Seller is forbidden from establishing, carrying on, jointly running or having someone else run a business similar to or in competition with the business of the Companies for a period of seven years after the Transfer Date, as well as working for such a business of a third party, whether for remuneration or not, this on penalty of a fine, payable immediately without notice of default of Hfl. 1,000,000 plus Hfl. 10,000 for each day that any breach continues. This non-competition clause applies worldwide.

2. Except in so far as legally or otherwise required, the Seller shall not publish or any way provide to third parties or otherwise make accessible, directly or indirectly, any information relating to a confidential or secret aspect of the business of the Companies.

3. The obligations stipulated above have also been accepted by Mr. C.J. Rijnhout in his private capacity, who in evidence thereof has cosigned this agreement.

Article 7 (future acquisitions by Buyer)
---------

The Buyer proposes acquiring majority interests in Europe and Asia in businesses similar to that conducted by the Companies, this is, in businesses dedicated to the distribution of fresh produce. The Buyer or its affiliated companies may do this directly by acquiring interests, or it may be done indirectly by acquiring interests through the Company. For purposes of this Article, "affiliated companies" shall mean (i) any corporation of which more than 50% of its stock is owned by Buyer; (ii) any corporation which owns more than 50% of the stock of Buyer; (iii) any corporation which its stock is owned more than 50% by the corporation described in (ii).

Both the acquisition of interests in similar businesses by the Buyer directly and acquisition indirectly through the Company may effect the equity value of the Company. In order to prevent the Seller as a minority shareholder from suffering a disadvantage from the Buyer's acquisition policy, the parties have agreed as follows:

a. If the Buyer proposes acquiring an interest in a business similar to that conducted by the Companies in Europe and Asia, the Buyer shall give the minority shareholders the opportunity to participate jointly for up to 49% in any such acquisition provided that (i) Buyer and/or its affiliated companies shall retain voting control over such joint interest in an acquired company; (ii) such participation by the minority shareholders is not restricted by any law, decree or governmental regulation; and, (iii) such participation by the minority shareholders is not restrained by any provision of a contract, agreement, instrument or obligation to which the Buyer and/or its affiliated companies may be bound.


b. If the Buyer proposes acquiring a business similar to that conducted by the Companies in Europe and Asia indirectly through the Company the minority shareholders shall have to contribute pro rata to the necessary capital. If the minority shareholders, for whatever reason, are unwilling or unable to participate in the capital increase which is necessary for a proposed acquisition, they shall permit their relative share in the issued capital of the Company to be reduced.


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                                      -7-

c. If, however, one or more of the minority shareholders - supported by expert opinions from at least two external experts - can plausibly demonstrate that the equity value of the Company would suffer as a result of acquisitions as referred to under a. and b. and the minority shareholders object with at least forty percent of the votes represented in the general meeting of shareholders to such an acquisition, the Buyer now accepts for such an event the obligation to buy out the shareholders who have declared their opposition to such an acquisition, in which case the purchase price shall be fixed according to the following method.

     1. The purchase of such a minority equity participation shall be in cash and the equity value together with the earn out (as stipulated in
          Article 2, section 1, sub-section b), if applicable, will be determined based on the same valuation method as was used for the acquisition of the Shares, which is as follows:
          (a)  Value of shares: ten times the average earnings before interest
               ---------------
          and after taxes ("EBIAT"), over the last three years, minus the long term debt, the permanent portion of the short term debt and any other debt now sown in the balance sheet, divided by the then outstanding number of Shares; and,
          (b) Unpaid Earn Out: the average EBIT over the then immediately preceding 3 years.

     2. Unless there has been a material change on the long term debt, in the permanent portion of the short term debt or other debt has been incurred ("Material Change"), the audited financial statements of the immediately preceding 3 years will be used for valuation.

     3. If a material change has occurred or if more than 6 months have elapsed from the closing of the last financial statements, then an audit will be carried out and the valuation will be calculated as follows:
          (i) EBIT and EBIAT will be based on the average of the last 3 years;
          (ii) long term debt, will be determined according to the closing of the previous month before the agreed transaction date:
          (iii) the permanent portion of the short term debt will be based upon the preceding 12 months, before the agreed transaction date; and,
          (iv) other debt and receivables incurred since the last audited financial statement will be taken into account.

d. The seller undertakes to impose the stipulations of this article in a perpetual clause on third parties to whom he - with due observance of the blocking rules in the Company's articles of association - sells shares in the capital of the Company.

Article 8 (Transfer of annuity and pension commitment)
---------

The Seller and the Buyer undertake to ensure that the annuity commitment towards Mr J.L. Rijnhout entered into by the Company and the pension commitment under its own management towards Mr C.J. Rijnhout shall be


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                                      -8-

assumed by the Seller, this with the permission of and subject to the condition imposed by the tax authorities at a time to be determined by the Seller at its sole discretion. As long as the said commitments are not assumed by Seller, the Seller warrants the Buyer that any claim resulting form said commitments shall not exceed the amount of the relevant provisions in the Transfer Account unless said claims are adequatly covered by insurance.

Article 9 (Sale and Delivery of land at Vrouwgelenweg)
---------

Seller warrants that on the date of transfer at the latest the Company shall sell and transfer to the Seller title to the registered properties consisting of a plot of land with shed and a wooden bridge on it, situated at Vrouwgelenweg in Hendrik Ido Ambacht and a plot of land on Vrouwgelenweg in Hendrik Ido Ambacht, entered in the land registry of the municipality of Hendrik Ido Ambacht, section E, number 9592, size 40 are and 10 centiare and municipality of Hendrik Ido Ambacht section E 9593 size 20 are and 85 centiare for the purchase price of Hfl. 298,486, cost for the buyer's account. Seller shall accept said registered properties from the Company in their condition as of the date of delivery and shall require no indemnity of any nature whatever from the Company.

Article 10 (participation Mr Slijkerman)
----------

1. Seller wishes to sell 20% of the outstanding capital of the Company to Mr Th. C. Slijkerman, residing at Zwijndrecht, The Netherlands, or to a limited liability company (B.V.) controlled by said Mr Slijkerman (hereinafter referred to as "Slijkerman"). Buyer declares now for then that it agrees to Slijkerman's participation and that it shall not evoke the statutory blocking restriction.

2. Seller has stipulated with regard to the shares to be acquired by Slijkerman that Seller will be entitled to buy them back from Slijkerman, who shall be obliged to sell them in the following cases:
     - upon Mr. Th.C. Slijkerman reaching the age of sixty;
     - in the event of Mr Th.C. Slijkerman's death before said age;
     - in the event of Mr Th.C. Slijkerman's dismissal as managing director of the Company, other than at his own request.
     Buyer declares now for then that in the said cases it will not exercise any rights based on the share transfer restriction in the articles of association with respect to the shares in question.

3. In the event Buyer purchases additional shares from Slijkerman or the Seller the purchase price will be determined according to the same valuation method as mentioned in article 7.

Article 11 (costs)
----------

Each of the parties shall bear its own costs relating to this transaction for accountants and fiscal and legal advice. The costs of this deed and the costs of the deed of transfer shall be borne by the Buyer.


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                                      -9-

Article 12 (Exclusion of cancellation)
----------

Parties waive their right for whatever reason to claim cancellation or dissolvement of the agreement and the deed of delivery wholly or in part.

Article 13 (Appendices)
----------

The appendices to this agreement constitute an integral part of the agreement. Any reference to this agreement shall also involve a reference to said appendices.

Article 14 (Applicable law)
----------

This agreement is governed by the law of the Netherlands. Disputes arising from this agreement shall be submitted to the court with jurisdiction in the District of Rotterdam or shall be settled at the sole discretion of Buyer by arbitration in accordance with the Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbiters when the claim amounts to more than Hfl. 100,000 or one arbiter when the claim is less than Hfl. 100,000
The losing party shall have to reimburse to the other party not only the costs awarded in the verdict but also the other costs reasonably incurred by the other party or the Companies.

Article 15 (Notifications)
----------

All notifications by virtue of this agreement must be made in writing and sent by registered delivery to the following addresses:

The Seller:     Houdstermaatschappij C.J. Rijnhout B.V.
----------
                Att. Mr C.J. Rijnhout
                Onderdijkse Rijweg 345
                3341 BP HENDRIK IDO AMBACHT

                Visser en Legger Advocaten
                Att. Mr J.A. Visser
                Postbus 1034
                3300 BA DORDRECHT

The Buyer:      International Produce Holding Company
---------
                C/O Pulsar International, S.A. de C.V.
                Att. Lic. Alejandro F. Sanchez Mujica
                Edificio Torre Alta, Mezzanine
                Ave. Roble no. 300, Col Valle del Campestre
                SAN PEDRO GARZA GARCIA, Nuevo Leon,
                Mexico

                Van den Boomen Advocaten
                Att. Mr M.J.P.N. Steijven
                Postbus 193
                5580 AD WAALRE


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                                     -10-

Article 16 (Final provision)
----------

If one or more of the provisions in this agreement prove to be non-binding, the remaining provisions hereof shall remain in force as between the parties. Parties undertake to replace non-binding provisions with such provisions which are binding and which diverge as little as possible - with a view to the purpose and scope of this agreement - from the non-binding provisions.

So executed and signed in triplicate in Barendrecht on the 18th of October 1996.



/s/ C.J. RIJNHOUT                                      /s/ CARLOS HERRERA
Seller                                                 Buyer

In evidence of agreement with the provisions of Article 6:


/s/ C.J. RIJNHOUT
C.J. Rijnhout


Appendices
----------
1.  Deed of Transfer
2.  Employmentcontract Mr C.J. Rijnhout
3.  Employmentcontract Mrs. A.N.E. Ros-Bank
4.  Managementcontract T.S. Agro/Mr Th.C. Slijkerman
5.  a.  Declaration by Mr Th.C. Slijkerman
    b.  Declaration by Mr J.L. van den Heuvel
6.  Draft Articles of Association concerning Management and Supervisory Board
7.  Warranties
8.  Declaration by ING Bank N.V.